Exhibit 15.1
March 18, 2022
BP p.l.c.
1 St. James Square
London, SW1Y 4PD
United Kingdom
Ladies and Gentlemen:
We hereby consent to (i) the references to DeGolyer and MacNaughton contained in the section entitled “Oil and gas disclosures for the group” of the Annual Report and Form 20-F for the year ended December 31, 2021, of BP p.l.c. (the Form 20-F), as set forth under the heading “Compliance” on page 349 and (ii) the inclusion of our report of third party dated February 25, 2022, presenting our estimates of the net proved oil, condensate, natural gas liquids, and gas reserves, as of December 31, 2021, of certain properties in which PJSC Rosneft Oil Company has represented it holds an interest (the Report of Third Party), which is included as Exhibit 15.2 to the Form 20-F, and to the incorporation by reference of the reference to DeGolyer and MacNaughton in the Form 20-F and of the report of Third Party in the Registration Statements on Form F-3 (File Nos. 333-254751, 333-254751-01 and 333-254751-02) of BP p.l.c., BP Capital Markets p.l.c., and BP Capital Markets America Inc., the Registration Statement on Form F-4 (File No. 333-262425) of BP p.l.c. and the Registration Statements on Form S-8 (File Nos. 333-67206, 333-79399, 333-103924, 333-123482, 333-123483, 333-131583, 333-131584, 333-132619, 333-146868, 333-146870, 333-146873, 333-173136, 333-177423, 333-179406, 333-186462, 333-186463, 333-199015, 333-200794, 333-200795, 333-207188, 333-207189, 333-210316, 333-210318, 333-253287 and 333-254578) of BP p.l.c.
Very truly yours,
/s/ DeGolyer and MacNaughton
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716